EXHIBIT 10.3

CABOT CORPORATION

2009 LONG-TERM INCENTIVE PLAN

Stock Option Award Agreement

[Date]

Name

Location Name

This agreement evidences the grant to you by Cabot Corporation under Cabot’s 2009 Long-Term Incentive Plan (the “2009 Plan”) of a stock option to purchase, on the terms provided herein, the number of shares of common stock of Cabot set forth in the table below. The principal terms of your stock option are set forth in the table, and described in greater detail below.

Non-Qualified Stock Option	[OPTION AWARD]
Grant Date	[Date]
Exercise Price (Per Share)	[Exercise price]
Dates that Stock Option Vests and Becomes Exercisable	[Vesting schedule]
Expiration Date	[Expiration date]

General Terms of your Stock Option. Your stock option gives you the right to purchase shares of common stock of Cabot at the per share exercise price, and subject to the vesting provisions, set forth above. This stock option is not intended to constitute an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

Vesting and Duration of your Stock Option. As indicated in the table above, a portion of your award will vest, and becomes exercisable, on the [                    ] anniversaries of the date of grant. Your stock option may become exercisable prior to the scheduled vesting dates under certain circumstances, such as a change in control, merger or other similar corporate transaction involving the Company, as explained in the Prospectus for the 2009 Plan. After your stock option vests, it is generally exercisable, in whole or in part, at any time prior to its expiration date. Your stock option generally has a             -year term. The conditions under which your award may expire before its scheduled expiration date, such as if your employment with Cabot ends, are explained below. In addition, the exercise of your stock option may involve the sale of Cabot stock, and accordingly, there may be limitations on when you can exercise your stock option under Cabot’s Policy on Transactions in Securities, a copy of which is being provided to you with the Prospectus for the 2009 Plan.

Circumstances that may lead to the termination of your stock option before the scheduled expiration date. If your employment with Cabot ends and you continue to hold unexercised stock options, the following rules will apply:

•	Any unvested options will be forfeited (unless your employment terminates because of your death or disability).

•

Any vested stock options outstanding immediately prior to the cessation of your employment, to the extent exercisable, will remain exercisable for three months after the date on which your employment ended or until the stated expiration date, if earlier.

•

If your employment ceases because of your death or disability, any outstanding unvested stock options will become exercisable in full and all outstanding stock options will remain exercisable for three years or until the stated expiration date, if earlier.

•

If your employment ceases because of actions which cast such discredit on you as to justify immediate termination of your stock option, the Administrator of the 2009 Plan has authority to terminate your stock option.

Exercising your Stock Option. You may exercise your stock option by delivering to the Company a signed, written notice of exercise, in the form provided by Cabot, accompanied by payment of the exercise price for the number of shares of Cabot’s common stock for which you are exercising your stock option, and any other payment required (such as applicable withholding taxes). If the completed notice of exercise and required payments are not delivered simultaneously, the exercise date will be the date that the last item is received. We will deliver to you shares of Cabot common stock as soon as practicable following your proper exercise of your option. Any exercise must be for a minimum of 100 shares of Cabot stock (or the remaining total number of shares issuable upon exercise of a particular stock option, if fewer).

Payment of the Exercise Price. You may pay for the shares you are purchasing upon the exercise of your stock option in the following ways:

•	your personal check, bank check or draft, a money order payable to the order of Cabot or by wire transfer of funds;

•	a check, payable to the order of the Company from a brokerage firm handling the transaction on your behalf (a cashless exercise);

•

by delivery to the Company of shares of Cabot common stock held by you for at least six months having a market value (at the close of business on the last business day preceding the date on which your completed and signed notice of exercise is sent or hand delivered to Cabot) equal in amount to the exercise price of the option being exercised, provided that (a) this method of payment is then permitted by applicable law and (b) the shares used to pay the exercise price are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirement (a stock swap);

•	by any combination of the above permitted forms of payment.

You may choose to exercise your stock option in a cashless exercise through a broker. A cashless exercise involves a sale of Cabot stock in the market, with the proceeds applied to the stock option exercise price and any withholding taxes due, eliminating the use of your own funds. Because a cashless exercise involves the sale of Cabot stock in the market, it must be completed in accordance with Cabot’s Policy on Transactions in Securities. Please review the restrictions on trading contained in the Policy before making arrangements for a cashless exercise. Please note that the trading restrictions in Cabot’s Policy on Transactions in Securities do not apply to transactions with the Company, such as the exercise of a stock option with your own funds or the surrender of shares in payment of the exercise price or in satisfaction of any tax withholding obligations, provided you do not sell the shares acquired while in possession of material nonpublic information or, if applicable to you, during a corporate blackout period.

Tax consequences of your Stock Option. The tax consequences of your stock option award are described in the Tax Information attached to this award agreement. Employees in the U.S. must pay to Cabot any applicable withholding taxes due upon the exercise of their stock option at the time of exercise. The shares issuable upon exercise of your stock option will be valued for withholding tax purposes at the closing price of Cabot’s common stock as reported on the New York Stock Exchange Composite Transactions on the exercise date. U.S. participants may pay these withholding taxes using the same methods of payment of the exercise price.

No Employment Commitment; Rights as a Stockholder. The grant of this stock option does not confer any right to continued employment or service with Cabot. Further, you have no rights as a stockholder with respect to the shares subject to this option until the proper exercise of the option and the issuance of the shares with respect to which the option has been exercised.

Provisions of the 2009 Plan. The terms specified in this award agreement are governed by the terms of Cabot’s 2009 Long-Term Incentive Plan (the “2009 Plan”), a copy of which has been provided to you. Information about the 2009 Plan is also included in the Prospectus for the 2009 Plan, a copy of which has also been provided to you. The Compensation Committee of Cabot’s Board of Directors has the exclusive authority to interpret this award and the 2009 Plan. Any interpretation of the award by the Committee and any decision made by it with respect to the award are final and binding on all persons. To the extent that there is a conflict between the terms of this award agreement and the 2009 Plan, the 2009 Plan shall govern.

Additional Information. If you have any questions regarding your stock option or the exercise process, please contact HR Shared Services, 157 Concord Road, Billerica, MA 01821; Telephone (978-671-4139); HR Confidential Fax:                     .

Governing Law. This award agreement shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

By signing below, you hereby accept your award subject to the terms set forth in this award agreement and the related Tax Information, the 2009 Plan, the Prospectus for the 2009 Plan, and the other materials and documents provided to you in connection with your award, and expressly consent to the transfer to and use of your personal data by the Company or service providers of the Company or other third parties for the specific purposes of the 2009 Plan, even if the recipients of the data are located in countries that do not have data protection laws equivalent to those in force in your country. In addition, you understand that this Award is discretionary, and that eligibility for an award under the 2009 Plan is established at the time awards are made. Therefore, your receiving this Award does not mean that you are guaranteed an award in the future.

Kindly sign, date and return this agreement to Cabot Corporation, Attention:                     , Compensation Department by hand delivery or mail, to 157 Concord Road, Billerica, MA 01821; or by fax to the HR Confidential Fax:                     .

IN WITNESS WHEREOF, the Company has caused this stock option to be executed by its duly authorized officer.

CABOT CORPORATION

By:
Name:
Date:

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